Exhibit 10.38

April 20, 2005

David L. Dunlap

Intraware, Inc.

25 Orinda Way

Orinda, CA 94563

Dear Dave:

We are pleased that you are willing to accept the position of Sales Advisor at Intraware, Inc.  Your cooperation in this role will be important to a successful transition to Intraware’s new sales management, and we are grateful for your willingness to assist in this fashion.

This letter agreement (“Agreement”) sets forth the terms for your employment by Intraware between the date of this letter and September 16, 2005 (the “Employment Termination Date”).

1.                    Position:  Your title will be Sales Advisor.  You will report to Richard Northing, Executive Vice President and Chief Operating Officer (the “COO”).

2.                    Responsibilities:  Your responsibilities will be:

•                  Assist in educating, advising, and preparing the COO for new duties.

•                  Inventory and communicate to COO, the background and status on current business development, customers, vendors, and partners as needed, including any action in process. Smooth the process of transitioning customer, vendor, and partner relationships to include making introductions, and initiating and attending meetings as appropriate.

•                  Review with and advise COO on employee status within the Sales department including any planned changes. Advise as to other possible modifications to the Sales organization.  Assist in creating sales compensation plans. Act as a resource in new hire processes as needed.

•                  You will be available during business hours for telephone calls, conference calls, e-mail, and in-office and off-site meetings as needed and as scheduled in a mutually-agreeable fashion.  You will not be required to report to the office except as needed in accordance with the foregoing.

3.                    Compensation:  You will continue to receive your current base salary and employee benefits (including all benefits offered to Intraware’s employees generally) through the Employment Termination Date.  Your stock options will continue to vest through the Employment Termination Date, in accordance with Intraware’s 1996 Stock Option Plan.  You will receive sales commissions, under your current sales commission plan, for the month of March 2005.  You will not receive sales commissions for any period after March 2005, except as follows.  If Intraware signs any agreement on or before the Employment Termination Date with an enterprise software publisher, under which Intraware is to provide services to that publisher related to resale of its products and/or related maintenance, and such agreement provides for the publisher’s payment of minimum service fees to Intraware, you will receive a commission in an amount equal to a portion of the minimum service fees required to be paid by the publisher to Intraware during the initial term of such agreement.

The amount of such commission will be determined by Intraware and you, both acting reasonably, based on, among other factors, the structure of the contract, its payment terms, and the degree to which you were involved in generating and closing it. The timing of Intraware’s payment of any such commission to you will be based on the timing of Intraware’s receipt of the initial term minimum service fees or portion thereof under the agreement. This paragraph states your entire compensation from the date of this Agreement.

4.                    Expense Reimbursement.  You will continue to be reimbursed for all reasonable job-related expenses in accordance with Intraware’s Corporate Expense and Travel Policy.  If you have any doubt about whether an expense you incur is reimbursable under that policy, you are encouraged to obtain written pre-approval of the expense from the COO.

5.                    Change of Control Severance Agreement.  You agree that the Change of Control Severance Agreement dated June 5, 2001, between you and Intraware is terminated as of the date of this letter.

6.                    Termination.  This Agreement may not be terminated except for a material breach of this Agreement which is not remedied within 5 business days after written notice by the non-breaching party to the breaching party; provided, however, Intraware may terminate this Agreement upon written notice if you materially violate Intraware’s Employee Handbook or the Intraware policies made generally available to Intraware employees and posted on the company intranet.

7.                    Entire Agreement.  This Agreement contains the entire agreement between you and Intraware concerning your employment at Intraware, and supersedes and replaces all prior and contemporaneous agreements, understandings and communications related thereto.  This Agreement may not be modified, changed or supplemented in any way except by a written amendment signed by you and an executive officer of Intraware. This Agreement shall be binding on, and inure to the benefit of, each party’s successors and assigns, including without limitation any person or company that acquires control of Intraware.

Please sign below to indicate your agreement to the above.  Again, we thank you for your cooperation during this transition period.

Very truly yours,

/s/ RICHARD J. NORTHING
Richard J. Northing
Executive Vice President and Chief Operating Officer

cc:	Melinda Ericks, Director of Human Resources

Agreed and accepted:

/s/ DAVID L. DUNLAP
David L. Dunlap